Exhibit 8.1

[Letterhead of Reed Smith LLP]

August 29, 2003

LTC Properties, Inc.

22917 Pacific Coast Highway, Suite 350

Malibu, California 90265

Re:    Federal Income Tax Considerations

Ladies and Gentlemen:

This opinion is furnished to you at the request of LTC Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration of up to $200,000,000 of common shares, preferred shares and/or debt securities of the Company (the “Securities”) pursuant to the Company’s prospectus (the “Prospectus”) included in the Company’s Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

You have requested our opinion concerning certain of the federal income tax consequences to the Company and the purchasers of the Securities in connection with the registration described above. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement and the Prospectus concerning the business, properties and governing documents of the Company. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company with respect to certain factual matters. The Company’s representation letter is attached to this opinion as an Exhibit.

In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations and subject to qualifications set forth below, it is our opinion that:

1.    Commencing with the Company’s taxable year ending December 31, 1992, the Company has been organized in conformity with the requirements for qualification as a “real estate investment trust,” and its proposed method of operation, as described in the representations by the Company will enable the Company to satisfy the requirements for qualification and taxation as a “real estate investment trust” under the Internal Revenue Code of 1986 (the “Code”).

2.    The statements in the Registration Statement set forth under the caption “Certain U.S. Federal Income Tax Considerations” to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement, or the Company’s representations may affect the conclusions stated herein. Moreover, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to satisfy, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operation for any one taxable year will satisfy such requirements.

This opinion is rendered only to you, and is solely for your use in connection with the issuance of the Securities pursuant to the Registration Statement and the Prospectus. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent. We undertake no obligation to update this opinion if applicable laws change after the date hereof or if we become aware after the date hereof of any facts that may change the opinions expressed herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus.

Very truly yours,

/s/ REED SMITH LLP

REED SMITH LLP

SWR/

[LTC letterhead]

August 29, 2003

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, PA 15219

Ladies and Gentlemen:

In connection with the opinion to be delivered in connection with the registration of LTC Properties, Inc. securities pursuant to a prospectus (the “Prospectus”) included in the Company’s Registration Statement on Form S-3, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on August 29, 2003 and for the purpose of rendering your opinion as to the Federal income tax consequences of the purchase and ownership of the shares of the Company, the Company hereby makes the following representations and warranties, after due inquiry and investigation, upon which you are entitled to rely in rendering your opinion (all terms not defined herein have the same meaning as ascribed thereto in the Prospectus):

1.	All previously filed Registration Statements, and Exhibits thereto contain a true accurate and complete description of the existing and proposed business and activities of the Company.

2.	The Registration Statement, Prospectus and Exhibits thereto in the form to be submitted therewith contain a true, accurate and complete description of the Offering, all persons connected therewith, and the existing and proposed business and activities of the Company.

3.	The Company was formed on May 11, 1992 as a Maryland corporation. We believe that the Company has been and will continue to be organized and operated at all times during its existence in accordance with the provisions of its Corporate Charter and Bylaws, the description of its organization and operation contained in the Prospectus, and all applicable state statutes pertaining to a REIT.

4.	The Company is managed by its Directors, who have complete discretion in the management and control of the Company and its wholly-owned subsidiaries and its controlled partnerships, as described in the Prospectus.

5.	Other than restrictions on the acquisition or transfer of Company shares which are necessary to prevent disqualification of the Company as a REIT, the Company shares are freely transferable.

6.	The Company will not modify its operations so that it becomes either (i) a financial institution as defined under Section 582(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) an insurance company to which Subchapter L of the Code applies.

7.	The Company has (and has had since the original public offering) at least 100 shareholders at all times.

8.	At no time since the original public offering have five or fewer individuals and/or organizations owned directly or indirectly more than 50% of the value of the Company shares.

9.	The Company has elected to be treated as a REIT and has filed Form 1120-REIT, U.S. Income Tax Return for Real Estate Investment Trusts, for each year since its incorporation. The Company has not elected and anticipates that it will not elect to be treated as an S Corporation, a real estate mortgage investment conduit, a regulated investment company, or any entity other than a real estate investment trust (REIT) for Federal income tax purposes. The Company intends to satisfy all relevant filings and other administrative requirements established by the Internal Revenue Service that must be met in order to elect and to maintain its REIT status.

10.	Seventy-five percent (75%) or more of the Company’s total assets consist of real estate assets, cash, and cash items (including receivables arising in the ordinary course of the Company’s REIT business) and government securities. The Company’s assets include assets held by qualified REIT subsidiaries and the Company’s share of the assets held by controlled partnerships.

11.	Not more than 20% of the value of the Company’s total assets are represented by securities of one or more taxable REIT subsidiaries.

12.	Not more than 5% of the Company’s total assets are represented by securities of any one issuer (other than those of a taxable REIT subsidiary).

13.	The Company does not own directly or indirectly securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer (other than those of a taxable REIT subsidiary or qualified REIT subsidiary).

14.	With the exception of “Straight Debt” as allowed under Sec. 856(c)(7), the Company does not own directly or indirectly securities having a value of more than 10% of the total value of the outstanding securities of any one issuer (other than those of a taxable REIT subsidiary or qualified REIT subsidiary).

15.	At least seventy-five percent (75%) of the Company’s gross income (excluding gross income from prohibited transactions) is derived from the following sources:

•	rents from real property;

•	interest on obligations secured by mortgages on real property or on interests in real property;

•	gain on the sale or disposition of real property (including interests in real property and interests in mortgages in real property) that is not income from the sale or other disposition of property held primarily for sale to customers in the ordinary course of business, as defined in Code Section 1221(a)(1);

•	dividends or other distributions on shares of other qualified REITs, and gain from the sale or other disposition of shares of other qualified REITS;

•	abatements and refunds of taxes on real property;

•	income and gain derived from foreclosure property;

•	commitment fees;

•	gains from the sale or other disposition of real estate assets that are not prohibited transactions by reason of Code Section 857(b)(6); and/or

•	qualified temporary investment income.

The Company’s gross income includes the gross income of qualified REIT subsidiaries and the Company’s share of the gross income of controlled partnerships.

16.	At least ninety-five percent (95%) of the Company’s gross income (excluding gross income from prohibited transactions) is derived from the following sources:

•	sources satisfying the 75% income test (see Representation #15);

•	dividends;

•	interest; and/or

•	gain from the sale or other disposition of stocks or securities.

17.	The sum of the Company’s declaration for dividends paid (computed without regard to capital gain dividends) and dividends “carried back” under a Sec. 858 election for each taxable year since formation has equated or exceeded:

(A)	The sum of:

(i)	90% (95% in taxable years ending prior to January 1, 2001) of real estate investment trust taxable income (REITTI) computed without regard to distributions and excluding net capital gain, and

(ii)	90% (95% in taxable years ending prior to January 1, 2001) of the excess of the net income from foreclosure property over the tax or such income; minus

(B)	Any excess non-cash income.

18.	The Company has used and will continue to use a calendar year for Federal income tax purposes.

19.	The Company, its wholly-owned subsidiaries and controlled partnerships have filed on a timely basis all known required federal, state, local and foreign income and franchise tax returns through the date hereof, if any such returns are required to be filed, and have paid all taxes as shown as due thereon. No material tax deficiency has been asserted against any such entity, nor does any such entity know of any tax deficiency which is likely to be asserted against any such entity which, if determined adversely to any such entity, could have a material adverse effect on the assets, operations, business or condition (financial or otherwise) of any such entity, respectively.

20.	The representations, views and beliefs of the Company expressed in the statements under the caption “Certain U.S. Federal Income Tax Considerations” and elsewhere in the Registration Statement and the Prospectus and under the caption “Taxation of Our Company” in the its Annual Report Form 10-K for the year ended December 31, 2002 and elsewhere in the Annual Report Form 10-K are true and complete.

21.	The undersigned is authorized to make all the representations and warranties set forth herein on behalf of the Company, its wholly-owned subsidiaries and controlled partnerships.

22.	The foregoing representations and warranties shall survive the issuance of the securities and the filing of the Registration Statement. This letter is being furnished to you solely for your benefit and for use in rendering your opinion and is not to be disclosed, used, circulated, quoted, or otherwise referred to for any purpose without the express written consent of the Company, except that you may refer in your opinion to the fact that you are relying on the representations and warranties set forth herein with respect to the factual matters covered by such representations and warranties.

Very truly yours,

LTC PROPERTIES, INC.

By /s/ PETER LYEW

Name: Peter Lyew

Title: Vice President and Director of Tax

SWR